STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Thomas DeByle, CFO

FOR IMMEDIATE RELEASE

(603) 893-9701

e-mail: InvestorRelations@Standex.com

.

STANDEX REPORTS FIRST-QUARTER 2017 FINANCIAL RESULTS

Sales Decreased 9.5% in the Quarter Driven by Continued Refrigeration Softness

Announces Refrigeration Restructuring Plan to Align Costs with Demand and Improve Margins

Enhances Penetration of Higher Margin Refrigeration Markets with Horizon Scientific Acquisition

Quarterly dividend increased by 14.3% to $0.16 per share

SALEM, NH – October 28, 2016 . . . . Standex International Corporation (NYSE:SXI) today reported financial results for the first quarter of fiscal year 2017.

First-Quarter Fiscal 2017 Results

▪

Net sales decreased 9.5% to $179.6 million from $198.4 million in the first quarter of fiscal 2016.  Organic sales decreased 8.0%, foreign exchange had a negative effect of 0.7%, acquisitions contributed positive 1.4%, and the U.S. Roll, Plate and Machinery (RPM) divestiture had a negative effect of 2.2% year over year.

▪

Income from operations was $19.8 million, compared with $23.1 million in the first quarter of fiscal 2016.  Net income from continuing operations was $14.0 million, or $1.09 per diluted share, including tax-effected $0.3 million of restructuring charges.  This compares with first-quarter fiscal 2016 net income from continuing operations of $16.1 million, or $1.26 per diluted share, including tax-effected $1.1 million of restructuring charges.  Excluding the aforementioned items from both periods, non-GAAP net income from continuing operations was $14.2 million, or $1.11 per diluted share, compared with $17.2 million, or $1.34 per diluted share in the prior year.

▪

Net working capital (defined as accounts receivable plus inventories less accounts payable) was $146.6 million at the end of the first quarter of fiscal 2017, compared with $148.7 million a year earlier.  Working capital turns were 4.9 in the first quarter of fiscal 2017 and 5.3 in the year-earlier quarter.

▪

The Company closed the quarter with a net cash (defined as debt less cash) position of $17.0 million, compared with a net debt position of $9.0 million a year ago.

▪

A reconciliation of net income, earnings per share and net income from continuing operations from reported GAAP amounts to non-GAAP amounts is included later in this release.

Management Comments

“First-quarter organic sales were primarily affected by continued softness in refrigeration end markets, as well as a difficult year over year comparison at Engraving for which we reported a record first quarter last year,” said President and Chief Executive Office David Dunbar.  “While these factors affected our overall results in the quarter, our focus on operational excellence resulted in margin improvement at our Electronics, Engineering Technologies and Hydraulics segments, as well as at our Cooking Solutions division.  Our balance sheet is strong and we ended the quarter with a net cash position of $17.0 million. We have announced a 14.3% increase in our quarterly dividend from $0.14 to $0.16 per share.  This is our 209th consecutive quarterly dividend since the Company’s inception”

Segment Review

Food Service Equipment sales decreased 13.6% year-over-year, and operating income was down 32.3%.

“In Refrigeration, sales were lower by nearly 20% in the quarter, as Quick Serve Restaurants, Dollar Store and Drug Retail sales remained sluggish as expected,” said Dunbar. “As a result of these market conditions, we have implemented further profit improvement actions to align the cost structure with the lower demand environment. We anticipate at least one more quarter of headwinds and we believe we are at the trough in the small footprint retail and large, national chain markets. We anticipate that investment spending in the large national chain accounts will increase in calendar 2017, and we are well positioned to compete for these sales.  After the close of the quarter we acquired Horizon Scientific to enhance our penetration of the higher margin refrigeration markets represented by the growing scientific, bio-medical and pharmaceutical sectors. We look forward to offering Horizon Scientific’s well respected products and working with its customer base and channel partners to expand sales of our NorLake® Scientific brand into these markets.

“Sales were down approximately 11% in Cooking Solutions, due primarily to a large grocery store rollout in Q1 last year that did not repeat this year, and our ongoing elimination of lower margin commodity products,” said Dunbar. “Despite the sales decline in the quarter, Cooking Solutions delivered higher profits from ongoing operational improvements and the product rationalization efforts.”

Engraving sales decreased 20.3% year-over-year, with 5.5% organic sales decline, a 12.8% negative effect from the RPM divestiture, and a negative foreign exchange impact of 2.0%. Operating income was down 25.3% compared with last year and down 24.8% adjusted without RPM.

“Lower adjusted sales were largely due to a record first quarter of fiscal ’16 as a result of demand that was pushed out from Q4 of fiscal 2015,” said Dunbar. “At the same time, we are encouraged by the progress of our new product offerings, as sales for Nickel Shell, Laser, Weld and Polish, and Architexture services increased versus the prior year. During the quarter, we also completed the sale of the U.S. Roll, Plate and Machinery business, and are now devoting full focus and resources on higher growth and better return businesses. We remain optimistic about Engraving’s prospects and anticipate sales growth in the remainder of the year as we focus on expanding sales in traditional and non-traditional offerings.”

Engineering Technologies sales increased 0.1% year-over-year, and operating income increased 121.7%.

“Sales were flat year-over-year, primarily due to lower demand in the medical and industrial markets, delayed shipments on space programs and delivery pushouts by a major aviation engine supplier.  Sales to the oil and gas industry were flat both sequentially and compared to the first quarter of last year,” said Dunbar. “Despite the delivery delays, aviation sales grew 7.6%. Segment operating income increased due to sales mix and margin improvement initiatives. Looking ahead, we are continuing to reposition the business to capitalize on aviation demand and expand capacity to support existing contracts.”

Electronics sales were up 9.5% year-over-year. Organic growth and acquisitions contributed 0.9% and 9.7%, respectively, partially offset by a negative currency effect of 1.1%. Operating income was up 16.6%.

“Electronics sales increased 9.5%, primarily due to the Q2 2016 acquisition of Northlake,” said Dunbar. “Operating margin was strong at 21% due to cost savings activities, improving efficiencies, and favorable product mix. Our legacy business sales were up in Europe, but were partially offset by decreases in North America and Asia. Looking ahead, we are focused on alternate sensor technologies, growth laneways and new business opportunities.”

Hydraulics reported a 1.1% year-over-year sales decrease, while operating income rose 7.7%.

“Sales were down 1.1% year-over-year, primarily due to order softening in the traditional North America dump truck markets,” said Dunbar. “Despite the leveling of growth, our end user markets remain solid due to anticipated infrastructure spending.  We are focused on selectively adding distribution partners for key market coverage, exploring hydraulic solution applications and testing new cylinder designs.”

Business Outlook

“As we communicated last quarter, we expect that second quarter Food Service organic sales and earnings will be below prior year levels due to continued headwinds in Refrigeration,” said Dunbar. “Our near-term priority in Food Service is to align the cost structure in Refrigeration to reflect current lower market activity and to integrate Horizon Scientific. We will continue to capitalize on aviation opportunities in Engineering Technologies and drive growth in Engraving, Electronics and Hydraulics. As we look to the future, our balance sheet is well positioned to fund growth, CAPEX and acquisitions as we continue to deploy the Standex Value Creation System.”

Conference Call Details

Standex will host a conference call for investors today, October 28, 2016 at 10:00 a.m. ET. On the call, David Dunbar, President and CEO, and Thomas DeByle, CFO, will review the Company’s financial results and business and operating highlights. Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Webcasts and Presentations”, located at www.standex.com.  A replay of the webcast will also be available on the Company’s web site shortly after the conclusion of the presentation. To listen to the playback, please dial (800) 585-8367 in the U.S. or (404) 537-3406 internationally; the passcode is 96111425.  The webcast replay also can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP income from operations, non-GAAP net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted earnings per share. The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures including the impact of restructuring charges, results of assets held for sale, and acquisition costs help investors to obtain a better understanding of our operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods.  An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect.  Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Food Service Equipment, Engineering Technologies, Engraving, Electronics, and Hydraulics with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil, Argentina, Turkey, South Africa, India and China.  For additional information, visit the Company's website at http://standex.com/.

Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries.  These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict.  Among the factors that could cause actual results to differ are the impact of implementation of government regulations and programs affecting our businesses, unforeseen legal judgments, fines or settlements, uncertainty in conditions in the financial and banking markets, general domestic and international economy including more specifically economic conditions in the oil and gas market, the impact of foreign exchange, increases in raw material costs, the ability to substitute less expensive alternative raw materials, the heavy construction vehicle market, the ability to continue to successfully implement productivity improvements, increase market share, access new markets, introduce new products, enhance our presence in strategic channels, the successful expansion and automation of manufacturing capabilities and diversification efforts in emerging markets, the ability to continue to achieve cost savings through lean manufacturing, cost reduction activities, and low cost sourcing, effective completion of plant consolidations, successful completion and integration of acquisitions and the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2016, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the Company with the Securities and Exchange Commission.  In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date.  While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Standex International Corporation
Consolidated Statement of Operations

	Three Months Ended
	September 30,
(In thousands, except per share data)	2016	2015

Net sales	$179,600	$198,398
Cost of sales	117,824	129,846
Gross profit	61,776	68,552

Selling, general and administrative expenses	41,612	43,930
Restructuring costs	394	1,519

Income from operations	19,770	23,103

Interest expense	697	644
Other (income) expense, net	(434)	(190)
Total	263	454

Income from continuing operations before income taxes	19,507	22,649
Provision for income taxes	5,556	6,508
Net income from continuing operations	13,951	16,141

Income (loss) from discontinued operations, net of tax	(50)	(160)

Net income	$13,901	$15,981

Basic earnings per share:
Income from continuing operations	$1.10	$1.27
Income (loss) from discontinued operations	-	(0.01)
Total	$1.10	$1.26

Diluted earnings per share:
Income from continuing operations	$1.09	$1.26
Income (loss) from discontinued operations	-	(0.01)
Total	$1.09	$1.25

Average Shares Outstanding
Basic	12,674	12,660
Diluted	12,788	12,763

Standex International Corporation
Consolidated Balance Sheets

	September 30,	June 30,
(In thousands)	2016	2016

ASSETS
Current assets:
Cash and cash equivalents	$121,253	$121,988
Accounts receivable, net	103,206	103,974
Inventories	106,022	105,402
Prepaid expenses and other current assets	7,558	4,784
Income taxes receivable	3,331	1,325
Deferred tax asset	14,904	16,013
Assets held for sale	-	2,363
Total current assets	356,274	355,849

Property, plant, equipment, net	109,086	106,686
Intangible assets, net	39,548	40,412
Goodwill	157,062	157,354
Deferred tax asset	9,295	11,361
Other non-current assets	21,694	18,795
Total non-current assets	336,685	334,608

Total assets	$692,959	$690,457

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$62,610	$77,099
Accrued liabilities	50,441	50,785
Income taxes payable	5,166	4,695
Liabilities held for sale	-	1,528
Total current liabilities	118,217	134,107

Long-term debt	104,208	92,114
Accrued pension and other non-current liabilities	91,871	69,949
Total non-current liabilities	196,079	186,391

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	53,563	52,374
Retained earnings	690,110	678,002
Accumulated other comprehensive loss	(117,827)	(117,975)
Treasury shares	(289,159)	(284,418)
Total stockholders' equity	378,663	369,959

Total liabilities and stockholders' equity	$692,959	$690,457

Standex International Corporation and Subsidiaries
Statements of Consolidated Cash Flows
	Three Months Ended
	September 30,
(In thousands)	2016	2015

Cash Flows from Operating Activities
Net income	$13,901	$15,981
Income (loss) from discontinued operations	(50)	(160)
Income from continuing operations	13,951	16,141

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,373	4,414
Stock-based compensation	1,365	1,781
Non-cash portion of restructuring charge	(19)	1,046
Excess tax benefit from share-based payment activity	(393)	(471)
Contributions to defined benefit plans	(246)	(328)
Net changes in operating assets and liabilities	(17,975)	(14,710)
Net cash provided by operating activities - continuing operations	1,056	7,873
Net cash provided by (used in) operating activities - discontinued operations	(82)	(528)
Net cash provided by (used in) operating activities	974	7,345
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(7,121)	(5,337)
Proceeds from disposal of a Business	699	-
Other investing activities	13	52
Net cash (used in) investing activities	(6,409)	(5,285)
Cash Flows from Financing Activities
Proceeds from borrowings	29,500	23,000
Payments of debt	(17,500)	(20,500)
Activity under share-based payment plans	366	668
Excess tax benefit from share-based payment activity	393	471
Purchase of treasury stock	(5,678)	(1,996)
Cash dividends paid	(1,774)	(1,518)
Net cash provided by (used in) financing activities	5,307	125

Effect of exchange rate changes on cash	(607)	(2,988)

Net changes in cash and cash equivalents	(735)	(803)
Cash and cash equivalents at beginning of year	121,988	96,128
Cash and cash equivalents at end of period	$121,253	$95,325

Standex International Corporation
Selected Segment Data

	Three Months Ended
	September 30,
(In thousands)	2016	2015
Net Sales
Food Service Equipment	$92,651	$107,213
Engraving	26,730	33,521
Engineering Technologies	18,721	18,711
Electronics	30,651	27,986
Hydraulics	10,847	10,967
Total	$179,600	$198,398

Income from operations
Food Service Equipment	$9,488	$14,024
Engraving	7,398	9,907
Engineering Technologies	1,496	675
Electronics	6,473	5,550
Hydraulics	2,129	1,976
Restructuring	(394)	(1,519)
Corporate	(6,820)	(7,510)
Total	$19,770	$23,103

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended
	September 30,
(In thousands, except percentages)	2016	2015	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Income from operations, as reported	$19,770	$23,103	-14.4%
Adjustments:
Restructuring charges	394	1,519
RPM EBIT	-	(70)
Adjusted income from operations	$20,164	$24,552	-17.9%
Interest and other income (expense), net	(263)	(454)
Provision for income taxes	(5,556)	(6,508)
Tax impact of above adjustments	(112)	(395)
Net income from continuing operations, as adjusted	$14,233	$17,195	-17.2%

EBITDA and Adjusted EBITDA:
Net income from continuing operations, as reported	$13,951	$16,141
Add back:
Provision for income taxes	5,556	6,508
Interest expense	697	644
Depreciation and amortization	4,373	4,414
EBITDA	$24,577	$27,707	-11.3%
Adjustments:
Restructuring charges	394	1,519
RPM EBIT	-	(70)
RPM Depreciation	-	(128)
Adjusted EBITDA	$24,971	$29,028	-14.0%

Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$1,056	$7,873
Less: Capital expenditures	(7,121)	(5,337)
Free operating cash flow	$(6,065)	$2,536
Net income from continuing operations	13,951	16,141
Conversion of free operating cash flow	NM	15.7%

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended
Adjusted earnings per share from continuing operations	September 30,
	2016	2015	% Change

Diluted earnings per share from continuing operations, as reported	$1.09	$1.26	-13.5%

Adjustments:
Restructuring charges	0.02	0.08
Diluted earnings per share from continuing operations, as adjusted	$1.11	$1.34	-17.2%